Home Equity Loan-Backed Term Notes, GMACM Series 2000-HE4 Class A-1
Payment Date	09/25/2003

Servicing Certificate
Beginning Pool Balance	140,135,924.72
Beginning PFA	0.00
Ending Pool Balance	132,127,476.05
Ending PFA Balance	-
Principal Collections	10,211,415.18
Principal Draws	2,268,224.43
Net Principal Collections	7,943,190.75
Active Loan Count	6,112

Current Month Repurchases - Units	-
Current Month Repurchases - Dollars	-

Interest Collections	646,846.02

Weighted Average Net Loan Rate	4.61810%
Substitution Adjustment Amount	0.00

Note Rate	1.32000%

Term Notes	Amount	Factor
Beginning Balance	135,478,304.17	0.4967743
Ending Balance	127,665,735.94	0.4681270
Principal	7,812,568.23	28.6472676
Interest	153,993.67	0.5646668
Interest Shortfall	0.00	0.0000000
Security Percentage	100.00%

Variable Funding Notes	Amount
Beginning Balance	0.00
Ending Balance	0.00
Principal	0.00
Interest	0.00
Interest Shortfall	0.00
Security Percentage	0.00%

Certificates	607,669.07

Beginning Overcollateralization Amount	4,657,620.55
Overcollateralization Amount Increase (Decrease)	(195,880.44)
Outstanding Overcollateralization Amount	4,461,740.11
Overcollateralization Target Amount	4,461,740.11

Credit Enhancement Draw Amount	0.00
Unreimbursed Prior Draws	0.00

		Number	Percent
	Balance	of Loans	of Balance
Delinquent Loans (30 Days)*	1,682,312.57	56	1.27%
Delinquent Loans (60 Days)*	896,723.05	35	0.68%
Delinquent Loans (90 Days)*	745,120.68	24	0.56%
Delinquent Loans (120 Days)*	389,965.56	16	0.30%
Delinquent Loans (150 Days)*	112,066.97	8	0.08%
Delinquent Loans (180 + Days)*	497,915.83	17	0.38%
Foreclosed Loans	183,093.87	6	0.14%
REO	33,088.09	1	0.03%

*Delinquency Figures Include Foreclosures, REO and Bankruptcy.

	Liquidation To-Date
Beginning Loss Amount	2,480,577.67
Current Month Loss Amount	65,257.92
Current Month Recoveries	26,774.82
Net Ending Loss Amount	2,519,060.77	0.92%

	Recovery To-Date
Beginning Recovery Amount	53,381.03
Current Month Recovery Amount	26,774.82
Ending Recovery Amount	80,155.85

	Special Hazard	Fraud	Bankruptcy
Beginning Amount	0.00	0.00	0.00
Current Month Loss Amount	0.00	0.00	0.00
Ending Amount	-	-	-

Liquidation Loss Distribution Amounts	0.00
Extraordinary Event Losses	0.00
Excess Loss Amounts	0.00

Capitalized Interest Account
Beginning Balance	0.00
Withdraw relating to Collection Period	0.00
Interest Earned (Zero, Paid to Funding Account)	0.00
Total Ending Capitalized Interest Account Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Funding Account
Beginning Funding Account Balance	-
Deposit to Funding Account	-
Payment for Additional Purchases	-
Remaing Balance due to Noteholders	-
Ending Funding Account Balance as of Payment Date	-
Interest earned for Collection Period	-
Interest withdrawn related to prior Collection Period	-

Prefunding Account
Beginning Balance	0.00
Additional Purchases during Revolving Period	0.00
Excess of Draws over Principal Collections	0.00
Total Ending Balance as of Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00

Reserve Account
Beginning Balance	0.00
Deposits to Reserve Account for current Payment Date	0.00
Withdrawals from Reserve Account for current Payment Date	0.00
Total Ending Reserve Account Balance as of current Payment Date	0.00
Interest earned for Collection Period	0.00
Interest withdrawn related to prior Collection Period	0.00